Exhibit 99.4

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Exhibit 99.4

HUGHES SUPPLY, INC.

Consolidated Statements of Income

(in thousands, except per share data)

	Fiscal Years Ended
	January 31, 2003	January 25, 2002	January 26, 2001
Net Sales	$3,066,341	$3,037,708	$3,310,163
Cost of Sales	2,356,009	2,340,021	2,564,735

Gross Profit	710,332	697,687	745,428

Operating Expenses:
Selling, general and administrative	561,733	554,710	581,205
Depreciation and amortization	20,448	31,093	32,551
Provision for doubtful accounts	9,101	11,065	10,626
Impairment of long-lived assets	—	734	15,557

Total operating expenses	591,282	597,602	639,939

Operating Income	119,050	100,085	105,489

Non-Operating Income (Expenses):
Interest and other income	9,514	10,546	7,476
Interest expense	(30,325)	(35,945)	(43,288)
Gain on sale of pool and spa business	—	—	11,000

	(20,811)	(25,399)	(24,812)

Income Before Income Taxes	98,239	74,686	80,677
Income Taxes	40,155	30,621	34,162

Net Income	$58,084	$44,065	$46,515

Earnings Per Share:
Basic	$2.50	$1.90	$2.00

Diluted	$2.45	$1.88	$1.97

Average Shares Outstanding:
Basic	23,212	23,175	23,238

Diluted	23,665	23,424	23,584

Dividends Per Share	$0.355	$0.340	$0.340

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.4

HUGHES SUPPLY, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	January 31, 2003	January 25, 2002
Assets
Current Assets:
Cash and cash equivalents	$1,671	$6,817
Accounts receivable, less allowance for doubtful accounts of $8,533 and $8,388	423,128	387,953
Inventories	438,451	396,441
Deferred income taxes	19,719	15,420
Other current assets	48,565	56,809

Total current assets	931,534	863,440

Property and Equipment	157,772	145,702
Goodwill	320,133	263,808
Other Assets	26,903	20,312

	$1,436,342	$1,293,262

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$63,815	$19,175
Accounts payable	230,045	188,447
Accrued compensation and benefits	43,157	32,790
Other current liabilities	35,735	34,753

Total current liabilities	372,752	275,165

Long-Term Debt	378,076	403,671
Deferred Income Taxes	33,973	13,872
Other Noncurrent Liabilities	6,689	6,081

Total liabilities	791,490	698,789

Commitments and Contingencies (Note 10)

Shareholders’ Equity:
Preferred stock, no par value; 10,000,000 shares authorized; none issued; preferences, limitations, and relative rights to be established by the Board of Directors	—	—
Common stock, par value $1 per share; 100,000,000 shares authorized; 23,935,764 and 23,774,600 shares issued	23,936	23,775
Capital in excess of par value	222,380	217,609
Retained earnings	416,724	367,726
Treasury stock, 245,700 and 24,251 shares, at cost	(6,818)	(531)
Unearned compensation related to outstanding restricted stock	(11,370)	(14,106)

Total shareholders’ equity	644,852	594,473

	$1,436,342	$1,293,262

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.4

HUGHES SUPPLY, INC.

Consolidated Statements of Shareholders’ Equity

(in thousands, except per share data)

	Common Stock		Capital in Excess of Par Value	Retained Earnings	Treasury Stock		Unearned Compensation	Total
	Shares	Dollars			Shares	Dollars
Balance at January 28, 2000	24,249	$24,249	$221,284	$300,144	(669)	$(15,434)	$(7,799)	$522,444
Net income	—	—	—	46,515	—	—	—	46,515
Cash dividends—$0.340 per share	—	—	—	(8,088)	—	—	—	(8,088)
Shares issued under stock option plans and related tax benefits	—	—	—	(425)	92	2,127	—	1,702
Purchase and retirement of common shares	(32)	(32)	(319)	(1,002)	—	—	—	(1,353)
Issuance of restricted stock, net of cancellations	(6)	(6)	(135)	5	—	—	136	—
Amortization of restricted stock	—	—	—	—	—	—	1,542	1,542
Consideration for bestroute.com acquisition	—	—	7,273	—	—	—	—	7,273

Balance at January 26, 2001	24,211	$24,211	$228,103	$337,149	(577)	$(13,307)	$(6,121)	$570,035
Net income	—	—	—	44,065	—	—	—	44,065
Cash dividends—$0.340 per share	—	—	—	(7,964)	—	—	—	(7,964)
Purchase of treasury stock	—	—	—	—	(395)	(7,537)	—	(7,537)
Shares issued under stock option plans and related tax benefits	—	—	300	(1,726)	266	5,634	—	4,208
Purchase and retirement of common shares	(90)	(90)	(854)	(1,111)	—	—	—	(2,055)
Retirement of treasury stock	(343)	(343)	(3,160)	(3,985)	343	7,488	—	—
Issuance of restricted stock, net of cancellations	(3)	(3)	493	1,298	339	7,191	(9,498)	(519)
Amortization of restricted stock	—	—	—	—	—	—	1,513	1,513
Cancellation of stock rights issued to bestroute.com	—	—	(7,273)	—	—	—	—	(7,273)

Balance at January 25, 2002	23,775	$23,775	$217,609	$367,726	(24)	$(531)	$(14,106)	$594,473
Net income	—	—	—	58,084	—	—	—	58,084
Cash dividends—$0.355 per share	—	—	—	(8,462)	—	—	—	(8,462)
Purchase of treasury stock	—	—	—	—	(257)	(7,140)	—	(7,140)
Shares issued under stock option plans and related tax benefits	217	217	5,736	(76)	15	349	—	6,226
Purchase and retirement of common shares	(26)	(26)	(473)	(666)	—	—	—	(1,165)
Issuance of restricted stock, net of cancellations	(30)	(30)	(492)	118	20	504	(98)	2
Amortization of restricted stock	—	—	—	—	—	—	2,834	2,834

Balance at January 31, 2003	23,936	$23,936	$222,380	$416,724	(246)	$(6,818)	$(11,370)	$644,852

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.4

HUGHES SUPPLY, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Years Ended
	January 31, 2003	January 25, 2002	January 26, 2001
Cash Flows from Operating Activities:
Net income	$58,084	$44,065	$46,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,448	31,093	32,551
Provision for doubtful accounts	9,101	11,065	10,626
Impairment of long-lived assets	—	734	15,557
Gain on sale of pool and spa business	—	—	(11,000)
Amortization of restricted stock	2,820	984	1,542
Income tax benefit of stock options exercised	1,352	300	—
Deferred income taxes	14,940	10,442	(7,766)
Other	(1,123)	(613)	2,426
Changes in assets and liabilities, net of businesses acquired or sold:
Accounts receivable	(24,342)	50,087	(43,224)
Inventories	(11,563)	55,019	34,567
Other current assets	9,203	(12,252)	1,795
Other assets	(331)	(1,831)	(7,776)
Accounts payable	25,150	(41,316)	(34,035)
Accrued compensation and benefits	8,853	(921)	4,433
Other current liabilities	(775)	(4,326)	9,484
Other noncurrent liabilities	608	472	344

Net cash provided by operating activities	112,425	143,002	56,039

Cash Flows from Investing Activities:
Capital expenditures	(15,273)	(16,850)	(23,871)
Proceeds from sale of property and equipment	4,418	8,673	1,772
Business acquisitions, net of cash	(33,422)	(32,007)	(34,086)
Proceeds from sale of investment in affiliated entity	2,030	—	—
Purchase of bestroute.com stock rights	—	(7,273)	—
Proceeds from sale of pool and spa business	—	25,000	22,972
Investment in affiliated entities	—	—	(5,757)

Net cash used in investing activities	(42,247)	(22,457)	(38,970)

Cash Flows from Financing Activities:
Net borrowings (payments) under short-term debt arrangements	19,593	(100,328)	(153,900)
Proceeds from issuance of long-term debt	—	—	150,000
Principal payments on other debt	(73,030)	(23,809)	(2,476)
Change in book overdrafts	(10,343)	1,761	10,109
Purchase of treasury shares	(7,140)	(7,537)	—
Dividends paid	(8,112)	(7,946)	(8,083)
Other	3,708	1,682	(270)

Net cash used in financing activities	(75,324)	(136,177)	(4,620)

Net (Decrease) Increase in Cash and Cash Equivalents	(5,146)	(15,632)	12,449
Cash and Cash Equivalents, Beginning of Year	6,817	22,449	10,000

Cash and Cash Equivalents, End of Year	$1,671	$6,817	$22,449

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.4

Note 1—Description of Business and Summary of Significant Accounting Policies

Business

Founded in 1928, Hughes Supply, Inc. and subsidiaries (the “Company”) is a diversified wholesaler of construction and industrial materials, equipment, and supplies. The Company distributes its products to four primary end markets, including commercial, residential, industrial, and public infrastructure markets throughout North America. The Company distributes over 300,000 products through 451 wholesale branches and six central distribution centers located in 34 states. These branches and distribution centers are organized on a product line basis. The Company’s principal customers are electrical, plumbing and mechanical contractors, electric utility customers, property management companies, municipalities, and industrial companies. Industrial companies include businesses in the petrochemical, food and beverage, pulp and paper, mining, pharmaceutical, and marine industries.

Principles of Consolidation

The consolidated statements of the Company include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated. Results of operations of companies acquired and accounted for using the purchase method of accounting are included from their respective dates of acquisition. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence are accounted for using the equity method. During fiscal 2003, 2002, and 2001, the Company did not have any “less than 20% owned” investments in affiliates accounted for under the equity method.

Fiscal Year

The fiscal year of the Company is a 52 or 53-week period ending on the last Friday in January. Fiscal year 2003 contained 53 weeks while fiscal years 2002 and 2001 contained 52 weeks. The additional week in fiscal 2003 was included in the first quarter.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and the differences could be material.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Allowance for Doubtful Accounts

The Company evaluates the collectibility of accounts receivable based on numerous factors, including past transaction history with customers, their credit worthiness, and an assessment of the Company’s lien and bond rights. Initially, the Company estimates an allowance for doubtful accounts as a percentage of net sales based on historical bad debt experience and on a quarterly basis, the Company writes-off uncollectible receivables. This estimate is periodically adjusted when the Company becomes aware of a specific customer’s inability to meet its financial obligations (e.g. bankruptcy filing) or as a result of changes in the overall aging of accounts receivable. While the Company has a large customer base that is geographically dispersed, a slowdown in the markets in which the Company operates may result in higher than expected uncollectible accounts, and therefore, the need to revise estimates for bad debts. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, the allowance for doubtful accounts could differ significantly, resulting in either higher or lower future provisions for doubtful accounts. At January 31, 2003 and January 25, 2002, the allowance for doubtful accounts totaled $8.5 million and $8.4 million, respectively.

Exhibit 99.4

Inventories

Inventories are carried at the lower of cost or market. The cost of substantially all inventories is determined by the moving average cost method. The Company evaluates its inventory value at the end of each quarter to ensure that it is carried at the lower of cost or market. This evaluation includes an analysis of a branch’s physical inventory results over the last two years, a review of potential dead stock based on historical product sales and forecasted sales, and an overall consolidated analysis of potential excess inventory. Periodically, the branch’s perpetual inventory records are adjusted to reflect permanent declines in market value. To the extent historical physical inventory results are not indicative of future results and if future events impact, either favorably or unfavorably, the saleability of the Company’s products or its relationship with certain key vendors, the Company’s inventory reserves could differ significantly, resulting in either higher or lower future inventory provisions.

During the third quarter of fiscal 2002, the Company created an inventory management department to better manage potential dead stock and excess inventories. This department has focused on implementing programs aimed at reducing the Company’s dead stock, slow-moving, and excess inventory products. These programs identify potential dead stock on a product by product basis and include returning products to manufacturers, transferring products to other branches where the products are selling, reducing the price of the products, and disposing of any products that could not be returned, transferred, or sold. As a result of these initiatives, during fiscal 2003, the Company wrote-off $2.5 million of dead stock from its perpetual inventory records and reduced its overall inventory reserves from $9.8 million at January 25, 2002 to $6.0 million at January 31, 2003.

Consideration Received From Vendors

At the beginning of each calendar year, the Company enters into agreements with many of its vendors providing for inventory purchase rebates (“vendor rebates”) upon achievement of specified volume purchasing levels. The Company accrues the receipt of vendor rebates as part of its cost of sales for products sold based on progress towards earning the vendor rebates taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of unearned vendor rebates is included in the carrying value of inventory at a period end for vendor rebates received on products not yet sold. Substantially all vendor rebate receivables are collected within three months immediately following fiscal year-end. While management believes the Company will continue to receive consideration from vendors in fiscal 2004 and thereafter, there can be no assurance that vendors will continue to provide comparable amounts of vendor rebates in the future.

Property and Equipment

Property and equipment are recorded at cost and depreciated using both straight-line and declining-balance methods based on the following estimated useful lives of the assets:

Buildings and improvements	5–40 years
Transportation equipment	2–20 years
Furniture, fixtures and equipment	1–12 years

Maintenance and repair costs are charged to expense as incurred. Renewals and improvements that extend the useful lives of assets are capitalized. Gains or losses are recognized upon disposition. Interest costs related to assets under construction are capitalized during the construction period and totaled $0.4 million, $0.3 million and $0.5 million in fiscal 2003, 2002 and 2001. Depreciation of property and equipment totaled $16.1 million, $18.1 million and $19.6 million in fiscal 2003, 2002 and 2001, respectively.

Goodwill

Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired in connection with business acquisitions. Effective January 26, 2002, the Company adopted Statement of Financial Accounting Standards (“FAS”) 142, Goodwill and Other Intangible Assets. FAS 142 requires entities to assess the fair value of the net assets underlying all acquisition-related goodwill on a reporting unit basis effective beginning in fiscal 2003. When the fair value is less than the related goodwill value, entities are required to reduce the amount of goodwill. The approach to evaluating the recoverability of goodwill as outlined in FAS 142 requires the use of valuation techniques utilizing estimates and assumptions about projected future operating results and other variables. Under the new impairment approach, the Company may be subject to earnings volatility if additional goodwill impairment occurs at a future date. FAS 142 also requires entities to discontinue the amortization of goodwill, including amortization of goodwill acquired in past business combinations. Accordingly, the Company no longer amortized goodwill beginning in fiscal 2003 (see note 4).

Exhibit 99.4

At January 31, 2003 and January 25, 2002, goodwill, net of accumulated amortization, totaled $320.1 million and $263.8 million, respectively. Accumulated amortization of goodwill totaled $40.3 million at January 31, 2003 and January 25, 2002. Amortization of goodwill totaled $9.2 million and $9.3 million in fiscal 2002 and 2001, respectively.

Other Assets

The Company capitalizes certain software development costs, which are being amortized on a straight-line basis over the estimated useful lives of the software, ranging from 2 to 7 years. At January 31, 2003 and January 25, 2002, capitalized software development costs totaled $9.4 million and $9.8 million, respectively, net of accumulated amortization of $11.7 million and $10.4 million, respectively. Amortization of capitalized software development costs totaled $3.9 million, $3.6 million and $3.6 million in fiscal 2003, 2002 and 2001, respectively.

Intangible assets, which principally consist of customer contracts acquired in business combinations, are recorded at their respective fair values in accordance with FAS 141, Business Combinations, and are amortized using the straight-line method over a weighted average useful life of 14.6 years. At January 31, 2003, intangible assets totaled $8.3 million, net of accumulated amortization of $0.3 million. The estimated annual amortization expense related to these intangibles for the next five fiscal years is expected to be $0.6 million. There were no intangible assets recorded at January 25, 2002.

Impairment of Long-Lived Assets Other than Goodwill

Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, the Company projects undiscounted future cash flows over the remaining life of the asset. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset less any costs of disposition (see note 6). The Company’s judgments regarding the existence of impairment indicators are based on market and operational performance. Future events could cause the Company to conclude that impairment indicators exist and that assets are impaired. Evaluating the impairment also requires the Company to estimate future operating results and cash flows that require judgment by management. If different estimates were used, the amount and timing of asset impairments could be affected.

Self-Insurance

The Company is self-insured for certain losses relating to workers’ compensation, automobile, general, and product liability claims. The Company also maintains stop loss coverage to limit the exposure arising from such claims. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon the Company’s estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and the Company’s historical loss development experience. To the extent the projected future development of the losses resulting from workers’ compensation, automobile, general, and product liability claims incurred as of January 31, 2003 differs from the actual development of such losses in future periods, the Company’s insurance reserves could differ significantly, resulting in either higher or lower future insurance expense. At January 31, 2003 and January 25, 2002, self-insurance reserves totaled $5.6 million and $3.1 million, respectively.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued compensation and benefits, and other current liabilities approximate their fair values because of the short-term nature of these instruments. The fair value of the Company’s long-term debt is estimated based on quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities. The fair value of long-term debt was computed by discounting the remaining cash flows by a rate equal to the estimated constant treasury rate for the remaining life of the debt instrument plus applicable credit spread over the remaining average life of the issue. The fair values of long-term debt approximated $395.9 million and $431.9 million and the related carrying values were $441.9 million and $422.8 million at January 31, 2003 and January 25, 2002, respectively.

Revenue Recognition

The Company ships products to its customers predominantly by its internal fleet and to a lesser extent by third party carriers. The Company recognizes revenues from product sales when title to the products is passed to the customer, which occurs at the point of destination for products shipped by the Company’s internal fleet and at the point of shipping for products shipped by third party carriers. Revenues related to services are recognized in the period the services are performed and totaled $2.4 million, $2.6 million and $1.9 million in fiscal 2003, 2002, and 2001, respectively.

Exhibit 99.4

Concentration of Credit Risk

The majority of the Company’s sales are credit sales which are made primarily to customers whose ability to pay is dependent upon the economic strength of the construction industry in the areas where they operate. Concentration of credit risk with respect to trade accounts receivable is limited by the large number of customers comprising the Company’s customer base and the fact that no one customer comprises more than 1% of annual net sales. The Company performs ongoing credit evaluations of its customers and in certain situations obtains collateral sufficient to protect its credit position.

Advertising

Advertising costs are charged to expense as incurred and totaled $5.1 million, $5.3 million and $6.5 million in fiscal 2003, 2002 and 2001, respectively.

Shipping and Handling Fees and Costs

The Company includes shipping and handling fees billed to customers in net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through cost of sales as inventories are sold. Shipping and handling costs associated with outbound freight are included in selling, general and administrative expenses and totaled $24.1 million, $23.5 million and $26.4 million in fiscal 2003, 2002 and 2001, respectively.

Income Taxes

Income taxes are recorded for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. An assessment is made as to whether or not a valuation allowance is required to offset deferred tax assets.

Stock-Based Compensation

The Company measures compensation expense for employee and director stock options as the aggregate difference between the market and exercise prices of the options on the date that both the number of shares the grantee is entitled to receive and the purchase price are known. Compensation expense associated with restricted stock grants is equal to the market value of the shares on the date of grant and is recorded pro rata over the required holding period. For purposes of pro forma disclosures under FAS 123, Accounting for Stock-Based Compensation, as amended by FAS 148, Accounting for Stock-Based Compensation- Transition and Disclosure, the estimated fair value of the stock options is amortized to compensation expense over the options’ vesting period.

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands except per share data):

	Fiscal Years Ended
	2003	2002	2001
Net income as reported:	$58,084	$44,065	$46,515
Deduct: Total stock-based compensation expense determined under the fair value based method for all awards, net of related tax effects	(1,974)	(580)	(3,352)

Pro forma net income	$56,110	$43,485	$43,163

Earnings per share:
Basic —as reported	$2.50	$1.90	$2.00

Basic —pro forma	$2.42	$1.88	$1.86

Diluted —as reported	$2.45	$1.88	$1.97

Diluted —pro forma	$2.37	$1.86	$1.83

Comprehensive Income

The Company does not have any significant components of comprehensive income.

Exhibit 99.4

Reclassifications

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to current year presentation. These reclassifications had no net impact on previously reported results of operations.

Recent Accounting Pronouncements

Effective January 26, 2002, the Company adopted FAS 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets. FAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. FAS 142 requires entities to assess the fair value of the net assets underlying all acquisition-related goodwill on a reporting unit basis (see note 4).

FAS 143, Accounting for Asset Retirement Obligations, was issued in June 2001. FAS 143, which is effective for the Company beginning in fiscal 2004, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company does not expect the adoption of FAS 143 in fiscal 2004 will have a material impact on its consolidated financial statements.

FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in August 2001. This standard establishes a single accounting model for long-lived assets to be disposed of, including segments, and supercedes FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Under FAS 144, goodwill is no longer allocated to long-lived assets, and, therefore, no longer subjected to testing for impairment as part of those assets, but tested separately as prescribed by FAS 142. In addition, FAS 144 broadens the presentation of discontinued operations to include components of an entity rather than being limited to a segment of a business. The Company adopted FAS 144 as of January 26, 2002. The adoption of FAS 144 in fiscal 2003 had no impact on the Company’s consolidated financial statements.

FAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued in April 2002. This standard rescinds FAS 4, Reporting Gains and Losses from Extinguishment of Debt - an amendment of APB Opinion No. 30, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria set forth by APB 30 will now be used to classify those gains and losses. FAS 145 also amends FAS 13, Accounting for Leases, to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, FAS 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. For the provisions related to the rescission of FAS 4, FAS 145 is effective for the Company beginning in fiscal 2004. The remaining provisions of FAS 145 were effective for the Company in fiscal 2003 and the adoption of these provisions had no impact on the Company’s consolidated financial statements. The Company does not expect the adoption of the provisions related to the recision of FAS 4 will have a material impact on its consolidated financial statements.

FAS 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002 and addresses financial accounting and reporting for costs associated with exit or disposal activities. This standard requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under the previous guidance of Emerging Issues Task Force (“EITF”) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), certain exit costs were recorded upon management’s commitment to an exit plan. Adoption of this standard is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In November 2002, the EITF reached consensus on Issue 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. The consensus was reached that cash consideration received by a customer from a vendor is presumed to be a reduction of the prices of the vendor’s products or services and should be treated as a reduction of cost of sales when recognized in the customer’s income statement. This presumption can be overcome if the consideration can be shown to represent either a payment for assets or services delivered to the vendor or a reimbursement of costs incurred by the reseller to sell the vendor’s products. It also reached consensus on when a customer should recognize a rebate or refund that is payable only if the customer completes a specified level of purchases. Recognition should occur when the rebate or refund is probable and reasonably estimable and should be based on a systematic and rational method. As the Company already accounts for such consideration as a reduction of cost of sales when the vendor rebate is probable and

Exhibit 99.4

reasonably estimable and based on a systematic and rational allocation of the cash consideration to be received, this EITF has no impact on the Company’s consolidated financial statements.

Financial Accounting Standards Board Interpretation (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, was issued in November 2002. FIN 45 requires an entity to disclose in its interim and annual financial statements information with respect to its obligations under certain guarantees that it has issued. It also requires an entity to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for interim or annual periods ending after December 15, 2002. These disclosures are presented in note 10. The initial recognition and measurement requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The Company is currently assessing the initial measurement requirements of FIN 45. However, management does not believe that the recognition requirements will have a material impact on the Company’s consolidated financial statements.

FAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure, was issued in December 2002 and amends FAS 123, Accounting for Stock-Based Compensation. This standard provides two additional alternative transition methods for recognizing an entity’s voluntary decision to change its method of accounting for stock-based employee compensation to the fair-value method. In addition, the standard amends the disclosure requirements of FAS 123 so that entities will have to make more prominent disclosures regarding the pro forma effects of using the fair-value method of accounting for stock-based compensation and present those disclosures in a more accessible format in the footnotes to the annual and interim financial statements. FAS 148’s amendment of the transition and annual disclosure requirements are effective for fiscal years ending after December 15, 2002. The additional disclosures required under FAS 148 are presented in the Stock-Based Compensation section in note 1.

FIN 46, Consolidation of Variable Interest Entities, was issued in January 2003. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect the adoption of FIN 46 will have a material impact on its consolidated financial statements.

Note 2—Business Combinations and Divestitures

Business Combinations

On August 9, 2002, the Company acquired one hundred percent of the capital stock of Utiliserve Holdings, Inc. and its subsidiaries (“Utiliserve”), a wholesale distributor of electrical transmission and distribution products and services to the United States’ electric utility industry. As a result of the acquisition, the Company expects to be a leading provider of electrical transmission and distribution products and services in the United States. It also expects to expand the development of customer contracts as a result of Utiliserve’s value-added services, including vendor-managed inventory, collaborative emergency response, and job-site delivery. Through its supply chain management solutions, Utiliserve is able to assume full responsibility for its customers’ warehouse, work-flow, and inventory management needs.

The purchase price consisted of $33.4 million cash paid (net of cash acquired of $1.9 million) for Utiliserve’s net equity along with the assumption of $54.5 million and $33.2 million of long-term debt and other liabilities, respectively. The results of Utiliserve’s operations have been included in the Company’s consolidated statements of income since August 9, 2002. The total cost of the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values in accordance with FAS 141. Goodwill, all of which is non-deductible for income tax purposes, and other intangible assets recorded in connection with the transaction totaled $56.3 million and $8.6 million, respectively. The goodwill was assigned entirely to the Utilities segment. The fair value assigned to intangible assets and the related weighted-average useful life was based on valuations prepared by an independent third party appraisal firm using estimates and assumptions provided by management. The intangible assets are subject to amortization and consist mainly of customer contracts that are being amortized on a straight-line basis over a weighted-average useful life of 14.6 years. The estimated annual amortization expense related to these contracts for the next five fiscal years is expected to be $0.6 million. Pro forma results of operations reflecting this acquisition have not been presented because the results of Utiliserve’s operations are not material to the Company’s consolidated operating results or assets in fiscal 2003 or 2002.

During fiscal 2002 and 2001, the Company acquired several other wholesale distributors of materials to the construction and industrial markets that were accounted for as purchases. These acquisitions, individually and in the

Exhibit 99.4

aggregate, did not have a material effect on the consolidated financial statements. Results of operations of these companies from their respective dates of acquisition have been included in the consolidated financial statements.

The assets acquired and liabilities assumed for acquisitions recorded using the purchase method of accounting are summarized below (in thousands):

	Fiscal Years Ended
	2003	2002	2001
Accounts receivable	$19,934	$13,498	$8,828
Inventories	30,447	9,671	10,406
Property and equipment	2,382	961	6,813
Goodwill	56,325	23,713	27,722
Other assets (including intangibles)	13,885	133	4,413

Assets acquired	122,973	47,976	58,182

Accounts payable and accrued liabilities	(33,167)	(8,040)	(9,991)
Long-term debt	(54,536)	(8,595)	(2,475)

Liabilities assumed	(87,703)	(16,635)	(12,466)

Cash purchase price	$35,270	$31,341	$45,716

Consideration in fiscal 2001 for bestroute.com (“bestroute”) included 723,183 stock rights with a fair value of $7.3 million. There was no stock consideration issued in connection with business acquisitions during fiscal 2003 and 2002.

Divestitures

On December 30, 2002, the Company sold its remaining 49.0% equity investment in Anasteel Supply Company, LLC. for $2.3 million. The Company received cash proceeds of $2.0 million with the remaining $0.3 million of consideration in the form of a long-term note receivable due July 31, 2005. The note receivable bears interest at a fixed rate of 7.0%.

In January 2001, the Company completed the sale of the assets of its pool and spa business for $48.0 million subject to working capital adjustments. The Company received cash proceeds of $23.0 million with the remaining $25.0 million of consideration in the form of a short-term note receivable. The note receivable bore interest at a fixed rate of 7.0% and was fully collected in fiscal 2002. In fiscal 2001, the Company recorded a pre-tax gain of $11.0 million in connection with the sale. The pool and spa business was engaged in the wholesale distribution of swimming pool and spa equipment and supplies. Net sales and income before income taxes for the pool and spa business were $144.0 million and $4.1 million, respectively, in fiscal 2001.

In fiscal 2000, the Company invested $1.8 million in bestroute, an e-commerce company founded in 1999 to provide hard-to-find inventory products to wholesale distributors and end-users via the internet. During fiscal 2001, the Company was required to fund an additional $6.3 million to bestroute as certain operating thresholds were met. In September 2000, the Company acquired the remaining 51.0% interest of bestroute in a transaction where the other members of bestroute received 723,183 stock rights of the Company. Under the terms of the agreement, the stock rights were exercisable by the holders on or after February 1, 2001 and granted the holders the right to convert their bestroute holdings into the Company’s common stock. The agreement also provided a call provision under which the Company had the ability to call the stock rights in exchange for shares of the Company’s common stock. The exercise of a portion of the stock rights issued was contingent upon bestroute meeting its operating plan and demonstrating continued viability as a business. In the fourth quarter of fiscal 2001, bestroute was not able to meet its operating plan and incurred operating losses of $2.1 million. These losses were attributed to bestroute’s inability to gain market acceptance and generate revenues sufficient to cover its operating costs. As a result of these continued losses and viability concerns, the Company discontinued bestroute’s operations and on March 2, 2001, the Company and the holders of the stock rights entered into an agreement to cancel 347,541 of the stock rights and redeem the remaining rights for $7.3 million in cash.

Exhibit 99.4

Note 3—Property and Equipment

Property and equipment at January 31, 2003 and January 25, 2002 consist of the following (in thousands):

	2003	2002
Land	$34,588	$34,735
Buildings and improvements	117,520	116,595
Transportation equipment	24,149	20,611
Furniture, fixtures and equipment	75,857	71,743
Construction in progress	19,857	10,306

	271,971	253,990
Less accumulated depreciation	(114,199)	(108,288)

	$157,772	$145,702

Note 4—Goodwill

Effective January 26, 2002, the Company adopted FAS 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets. FAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. FAS 141 also specifies the criteria which must be met in order for certain acquired intangible assets to be recorded separately from goodwill. Under FAS 142, goodwill is no longer amortized but rather tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. This new approach requires the use of valuation techniques and methodologies significantly different from the undiscounted cash flow policy previously followed by the Company.

The Company’s nine operating segments are also the reporting units as defined in FAS 142. The reporting units’ goodwill was tested for impairment during the first quarter of fiscal 2003 based upon the expected present value of future cash flows approach. As a result of this valuation process as well as the application of the remaining provisions of FAS 142, the Company concluded that there was no impairment of goodwill related to any of the Company’s reporting units.

Prior to the adoption of FAS 142, the Company amortized goodwill over estimated useful lives ranging from 15 to 40 years. Had the Company accounted for goodwill consistent with the provisions of FAS 142 in prior periods, the Company’s net income, basic earnings per share, and diluted earnings per share would have been affected as follows (dollars in thousands except per share data):

	Fiscal Years Ended
	2003	2002	2001
Net income, as reported	$58,084	$44,065	$46,515
Add: goodwill amortization, net of tax	—	5,445	5,359

Adjusted net income	$58,084	$49,510	$51,874

Basic earnings per share, as reported	$2.50	$1.90	$2.00
Add: goodwill amortization, net of tax	—	0.23	0.23

Adjusted basic earnings per share	$2.50	$2.13	$2.23

Diluted earnings per share, as reported	$2.45	$1.88	$1.97
Add: goodwill amortization, net of tax	—	0.23	0.23

Adjusted diluted earnings per share	$2.45	$2.11	$2.20

Exhibit 99.4

Note 5—Branch Closure and Consolidation Activities

In the normal course of business, the Company’s management continually evaluates the operations and performance of its individual branches and identifies branches for closure or consolidation. Prior to January 25, 2002, the Company’s management approved a plan to close and consolidate 43 branches, including bestroute as discussed in note 2 above, because these branches did not strategically fit into the Company’s core businesses and/or they did not perform to management’s expectations. During fiscal 2003, the Company announced the closure of an additional seven branches along with its distribution center in Georgia. The following is a summary of the expenses associated with the Company’s closure activities (in thousands):

	Fiscal Years Ended
	2003	2002	2001
Cost of sales	$391	$1,647	$—

Severance expense	$49	$519	$—
Lease expense	—	1,610	—
Professional expense (contractual obligation)	—	650	—
Other	(255)	885	—

Selling, general and administrative expenses	$(206)	$3,664	$—

Non-operating expenses	$26	$658	$—

The cost of sales amounts represented an inventory write-down of products that will no longer be saleable following the closure of the branches. Severance expense included charges associated with payments owed to employees who have been or will be involuntarily terminated in connection with the Company’s branch closures. All terminations from branch closures in fiscal 2003 have occurred prior to January 31, 2003. The Company has accrued the estimated lease obligation from the planned closure date through the end of the contractual lease term, net of any estimated sublease income. Other costs accrued for branches identified for closure were based on amounts due under agreements and/or based on estimates to terminate such agreements. Non-operating expenses primarily related to write-downs of assets for which the Company projects the undiscounted cash flows to be less than the carrying amount of the related investment.

During the third quarter of fiscal 2003, the Company reversed accruals totaling $0.5 million related to previous branch closures mainly as a result of favorable settlements of lease obligations for less than originally anticipated.

The liability balance, included in other current liabilities, related to the Company’s closure activities as of January 31, 2003 and January 25, 2002 was as follows (in thousands):

	2003	2002
Beginning balance	$3,102	$—
Provision (income)	(185)	4,322
Cash expenditures:
Lease	(1,131)	(262)
Severance	(108)	(461)
Other	(351)	(387)
Non-cash asset impairments	(176)	(110)

Ending balance	$1,151	$3,102

Note 6—Impairment of Long-Lived Assets

In the fourth quarter of fiscal 2002, the Company recorded an impairment loss of $0.7 million related to goodwill of one entity in its Plumbing/HVAC segment.

In fiscal 2001, the Company experienced continued operating losses in its e-commerce ventures and international operations. As a result of these losses and based on an analysis of future profitability and anticipated customer demand for these businesses, the Company recorded an impairment charge totaling $15.6 million relating to the write-down of long-lived assets and goodwill. Of the total $15.6 million impairment charge, $10.9 million represented amounts recorded for bestroute

Exhibit 99.4

(see note 2) and included the impairment of goodwill ($7.3 million), capitalized development software costs and other intangibles ($3.2 million), other current assets ($0.2 million), and equipment ($0.2 million). Of the remaining $4.7 million of impairment charges, the components are goodwill associated with the Company’s international operations ($2.2 million), the Company’s investment in supplyForce.com ($2.0 million), and certain equipment ($0.5 million).

Note 7—Long-Term Debt

Long-term debt at January 31, 2003 and January 25, 2002 consists of the following (dollars in thousands):

	2003	2002
8.27% senior notes, due 2003	$19,000	$19,000
8.27% senior notes, due 2005	16,800	22,400
8.42% senior notes, due 2007	103,000	103,000
7.96% senior notes, due 2011	79,333	88,666
7.14% senior notes, due 2012	36,191	40,000
7.19% senior notes, due 2012	40,000	40,000
6.74% senior notes, due 2013	50,000	50,000
Unsecured bank notes under $275,000 revolving credit agreement, payable January 25, 2004, with varing interest rates between 1.6% to 2.1% at January 31, 2003	72,366	16,142
Commercial paper	—	36,409
Other notes payable with varying interest rates of 2.4% to 18.7% at January 31, 2003 with due dates from 2003 to 2019	25,201	7,229

	441,891	422,846
Less current portion	(63,815)	(19,175)

	$378,076	$403,671

Unsecured Bank Notes and Line of Credit Agreements

The Company’s borrowing capacity under its revolving credit agreement totaled $275.0 million (subject to borrowing limitations under the revolving credit agreement) at January 31, 2003. Under the revolving credit agreement, interest is payable at market rates plus applicable margins. Facility fees of 0.15% are paid on the revolving credit agreement.

On March 26, 2003, the Company replaced its existing $275.0 million revolving credit agreement, which was scheduled to mature on January 25, 2004, with a new $252.5 million revolving credit agreement (the “new credit agreement”), subject to borrowing limitations, which matures on March 26, 2007. The March 26, 2003 agreement supports the classification of amounts borrowed under the prior revolving credit agreement and maturing within one year as long-term debt at January 31, 2003. The new credit agreement is unsecured and contains financial and other covenants, including limitations on dividends and maintenance of certain financial ratios. Interest is payable at market rates plus applicable margins and commitment fees of 0.25% are paid on the new credit agreement.

The Company has a commercial paper program backed by its revolving credit agreement. There were no commercial borrowings outstanding at January 31, 2003. The weighted-average interest rate on outstanding commercial paper borrowings of $36.4 million at January 25, 2002 was 2.9%. The Company has the ability and intent to refinance short-term borrowings on a long-term basis. Accordingly, all of the commercial paper borrowings at January 25, 2002 have been classified as long-term debt.

On January 15, 2002, the Company’s line of credit agreement was amended to decrease borrowing capacity from $75.0 million to $36.3 million. This line of credit agreement matured on July 31, 2002 and was not renewed by the Company.

The Company had two short-term lines of credit with borrowing capacities of $10.0 million and $15.0 million, respectively. On July 25, 2002, both line of credit agreements were amended to extend the maturity dates to June 30, 2003. Concurrent with this amendment, the funds under the $15.0 million line of credit agreement were allocated to an operating lease agreement. On August 30, 2002, the operating lease agreement was amended to increase borrowing capacity from $15.0 million to $18.7 million. Under the terms of the operating lease agreement, the Company leases certain equipment, including vehicles, forklifts, and trailers from various companies with funds provided by the $18.7 million line of credit. Monthly payments are made to the bank in accordance with the terms of each specific equipment lease. There was no remaining availability under the operating lease agreement at January 31, 2003. There were no amounts outstanding at January 31, 2003

Exhibit 99.4

under the $10.0 million line of credit agreement. At January 25, 2002, $0.2 million was outstanding under the $10.0 million line of credit agreement. Concurrent with the execution of the new credit agreement, the $10.0 million line of credit agreement, which was uncommitted, was terminated.

Other Notes Payable

On June 22, 2001, the Company entered into an agreement (“lease facility agreement”) with Atlantic Financial Group, Ltd. (“AFG”), certain financial parties as lenders, and SunTrust Bank as agent (“SunTrust”) in which AFG and SunTrust agreed to fund up to $40.0 million for the acquisition and development of real property projects chosen by the Company, including up to $25.0 million for the Company’s new corporate headquarters building in Orlando, Florida (“Orlando property”) which is expected to cost approximately $23.0 million. Concurrently, the Company entered into an agreement with AFG, certain financial parties as lenders, and SunTrust as agent for the construction of a new warehouse in Miami, Florida (“Miami property”). Pursuant to this agreement, AFG and SunTrust agreed to fund up to $15.0 million for the construction of this facility, which is expected to cost approximately $13.0 million.

Orlando Property

Under the terms of the loan agreement (“Orlando loan agreement”) between AFG and SunTrust for the Orlando property, AFG was required to fund the lease facility through a nominal equity investment, with the remainder funded through non-recourse borrowings from SunTrust. Concurrent with the execution of the Orlando loan agreement, the Company executed a master lease agreement (“Orlando lease agreement”) with AFG under which the Company would lease the Orlando property for a five-year term, including the construction period and a lease period. The Orlando lease agreement required interest only payments that began at the earlier of the completion of construction or eighteen months following the acquisition of the Orlando property. Payments were interest only at LIBOR rates plus applicable credit spreads. Although AFG has partially funded the lease facility through equity contributions, AFG does not have sufficient residual equity at risk. Accordingly, the Company has included the assets and liabilities related to AFG’s Orlando loan agreement in the consolidated balance sheet at January 25, 2002. The outstanding borrowings and related assets of $1.1 million are recorded in long-term debt and construction in progress at January 25, 2002.

On June 5, 2002, the Company terminated its Orlando loan agreement with AFG and SunTrust. Concurrently, the Company executed a new real estate term credit agreement (the “credit agreement”) with SunTrust, and the outstanding principal balance of $1.7 million under the Orlando loan agreement was paid off and rolled into the credit agreement. Under the terms of the credit agreement, SunTrust agreed to fund up to a maximum of $25.0 million for the acquisition and development of the Company’s new corporate headquarters building in Orlando, Florida. The credit agreement bears interest based on LIBOR plus applicable credit spreads (estimated to be 102.5 basis points at January 31, 2003) and matures July 31, 2005. At January 31, 2003, the total outstanding borrowings and related assets of $10.1 million under the credit agreement are recorded in long-term debt and construction in progress.

Miami Property

Under the terms of the loan agreement (“Miami loan agreement”) between AFG and SunTrust for the Miami property, AFG was required to fund the Miami property through an equity investment of approximately 20% with the remainder funded through non-recourse borrowings from SunTrust. Concurrent with the execution of the Miami loan agreement, the Company executed a master lease agreement (the “Miami lease agreement”) with AFG. Under the terms of the Miami lease agreement, the Company will lease the Miami property with rent payments beginning in September 2003. Rent payments for the first four years are interest only at a rate based on LIBOR plus applicable credit spreads (estimated to be 125 basis points at January 31, 2003). Beginning in the fifth year, rents are re-amortized and rates for the remainder of the term increase to 12.5% plus applicable consumer price index adjustments. During the first four years of the Miami lease agreement, the Company may elect to purchase the property for the existing lease balance or convert it into the Company’s lease facility agreement referenced above. Although AFG has sufficient equity at risk with respect to the Miami property, the assets and liabilities related to AFG’s Miami loan agreement have been included in the consolidated balance sheets based on the required consolidation of the assets and liabilities related to AFG’s lease facility referenced above. The outstanding borrowings and related assets of $6.7 million and $5.5 million are reflected in long-term debt and construction in progress at January 31, 2003 and January 25, 2002, respectively.

Other

The Company’s debt agreements contain covenants that require the Company, among other things, to maintain certain financial ratios and minimum net worth levels. The covenants also restrict the Company’s activities regarding investments, liens, borrowing and leasing, and payment of dividends other than stock. Under the dividend covenant, approximately $75.3 million was available at January 31, 2003 for payment of dividends. At January 31, 2003, the Company was in compliance with all financial covenants.

Exhibit 99.4

Maturities of debt for each of the five years subsequent to January 31, 2003 and in the aggregate are as follows (in thousands):

Fiscal Years Ending
2004	$63,815
2005	44,628
2006	54,582
2007	45,022
2008	123,419
Thereafter	110,425

$441,891

Note 8—Income Taxes

The consolidated provision for income taxes consists of the following (in thousands):

	Fiscal Years Ended
	2003	2002	2001
Currently payable:
Federal	$23,290	$17,811	$37,515
State	2,157	2,321	4,315

	25,447	20,132	41,830

Deferred:
Federal	13,219	10,998	(7,007)
State	1,489	(509)	(661)

	14,708	10,489	(7,668)

	$40,155	$30,621	$34,162

The following is a reconciliation of tax computed at the statutory federal rate to the income tax expense in the consolidated statements of income (dollars in thousands):

	Fiscal Years Ended
	2003		2002		2001
	Amount	%	Amount	%	Amount	%
Tax computed at statutory federal rate	$34,384	35.0%	$26,140	35.0%	$28,237	35.0%
Effect of:
State and local income tax, net of federal income tax benefit	2,369	2.4%	1,509	2.0%	2,377	2.9%
Nondeductible expenses	1,283	1.3%	2,336	3.1%	3,548	4.4%
Other, net	2,119	2.2%	636	0.9%	—	—

	$40,155	40.9%	$30,621	41.0%	$34,162	42.3%

Exhibit 99.4

The components of deferred tax assets and liabilities at January 31, 2003 and January 25, 2002 are as follows (in thousands):

	2003	2002
Deferred tax assets:
Allowance for doubtful accounts	$1,874	$2,016
Inventories	6,195	5,621
Property and equipment	—	700
Accrued vacation	2,522	2,481
Other accrued liabilities	4,458	2,843
Net operating losses	4,736	2,086
Deferred compensation	4,756	3,498

Gross deferred tax assets	24,541	19,245
Valuation allowance	(219)	(72)

Total deferred tax assets	24,322	19,173

Deferred tax liabilities:
Capitalized software development costs	2,709	2,793
Goodwill and intangible assets	16,634	7,165
Deferred revenue	9,671	—
Prepaid expenses and other current assets	9,374	7,554
Property and equipment	70	—
Other	118	113

Total deferred tax liabilities	38,576	17,625

Net deferred tax (liabilities) assets	$(14,254)	$1,548

At January 31, 2003, the Company had federal and state net operating loss carryforwards of $4.7 million, which expire between 2012 and 2023. A valuation allowance has been provided on certain of the net operating losses at January 31, 2003 as full realization of these assets is not considered more likely than not.

Note 9—Employee Benefit Plans

Profit Sharing Plan

The Company has a 401(k) profit sharing plan, which provides benefits for substantially all employees of the Company who meet minimum age and length of service requirements. The maximum percentage of each eligible employee’s contribution to be matched by the Company was increased from 4% to 5% on February 1, 2000 and from 5% to 6% on February 1, 2001. Additional annual contributions may be made at the discretion of the Board of Directors. Amounts charged to expense for this plan totaled $4.9 million, $5.0 million and $4.3 million in fiscal 2003, 2002 and 2001, respectively.

Bonus Plans

The Company has bonus plans, based on growth, profitability formulas, and return on assets, which provide incentive compensation for key officers and employees. Amounts charged to expense for bonuses to executive officers totaled $2.8 million, $1.3 million and $1.4 million in fiscal 2003, 2002 and 2001, respectively.

Deferred Executive Compensation Plan

A non-qualified executive deferred compensation plan established on March 1, 2002 allows eligible employees to defer up to 90.0% of their cash compensation through the plan. The Company does not match employees’ contributions under the current plan.

Supplemental Executive Retirement Plan

The Company has a defined benefit retirement plan, which provides supplemental benefits for certain key executive officers, generally for periods up to 15 years, upon retirement, disability, or death. The obligations are not funded separately from the Company’s general assets. At January 31, 2003 and January 25, 2002, the liability under the plan, as determined in

Exhibit 99.4

accordance with FAS 87, Employers’ Accounting for Pensions, was $5.1 million and $4.6 million, respectively. The liability in each year is recorded in other noncurrent liabilities. Amounts charged to expense under the plan totaled $0.6 million, $0.5 million and $0.7 million in fiscal 2003, 2002 and 2001, respectively.

Note 10—Commitments and Contingencies

Lease Commitments

The Company occupies certain facilities and operates certain equipment and vehicles under leases that expire at various dates through the year 2012. In addition to minimum rentals, there are certain executory costs such as real estate taxes, insurance, and common area maintenance on most of the Company’s facility leases. Rent expense under these leases totaled $51.5 million, $51.6 million and $51.1 million in fiscal 2003, 2002 and 2001, respectively. Future minimum annual rental payments, under non-cancelable operating leases, as of January 31, 2003 are as follows (in thousands):

Fiscal Years Ending
2004	$41,158
2005	35,318
2006	24,994
2007	15,844
2008	9,358
Thereafter	9,331

$136,003

Certain operating leases for vehicles and equipment expiring in fiscal 2008 contain residual value guarantee provisions and other guarantees which would become due in the event of a default under the operating lease agreement, or at the expiration of the operating lease agreement if the fair value of the leased properties is less than the guaranteed residual value. The maximum amount of the Company’s guarantee obligation at January 31, 2003 is approximately $3.0 million. The Company believes the likelihood of funding the guarantee obligation under any provision of the operating lease agreements is remote.

Legal Matters

The Company is involved in various legal proceedings arising in the normal course of its business. In the opinion of management, none of the proceedings are material in relation to the Company’s consolidated operations, cash flows, or financial position.

Note 11—Stock Option Plans

Stock Plans

The Company’s two active stock plans include the 1997 Executive Stock Plan (the “1997 Stock Plan”) and the Directors’ Stock Option Plan. These stock plans authorize the granting of both incentive and non-incentive stock options for an aggregate of 2,552,500 shares of common stock, including 2,250,000 shares to key employees and 302,500 shares to non-employee Board of Director members. Under these plans, options are granted at prices not less than the market value on the date of grant, and the maximum term of an option may not exceed ten years. Prices for incentive stock options granted to employees who own 10% or more of the Company’s stock are at least 110% of market value at date of grant. Options may be granted from time to time until December 31, 2006 with respect to the 1997 Stock Plan or May 24, 2003 with respect to the Directors’ Stock Option Plan. An option becomes exercisable at such times and in such installments as set forth by the compensation committee of the Board of Directors (the “compensation committee”) or by the Directors’ Stock Option Plan. Under the 1997 Stock Plan, the Company can grant up to 1,125,000 shares of the authorized options as restricted stock to certain key employees. These shares are subject to certain transfer restrictions, and vesting may be dependent upon continued employment, the satisfaction of performance objectives, or both.

In May 2002, the shareholders approved an amendment to the 1997 Stock Plan allowing the compensation committee to make grants of performance-based restricted shares to senior executives. Performance-based shares are used as an incentive to increase shareholder returns with actual awards based on various criteria, including increases in the price of the Company’s common shares, earnings per share, shareholder value, and net income. Compensation expense for the anticipated number of shares to be issued, if any, will be recognized over the vesting period. On August 21, 2002, target awards of 125,000 shares have been made to these senior executives. These shares will be issued in five separate tranches if the price of the Company’s common

Exhibit 99.4

shares achieves certain levels. As of January 31, 2003, none of these price levels have been attained and accordingly, no restricted shares have been issued to the participants.

During fiscal 2002, the Company granted certain senior executives 410,000 restricted shares in accordance with a stock performance award under the 1997 Stock Plan. The shares were awarded in five separate tranches as the price of the Company’s common shares achieved certain levels as determined by the compensation committee. At January 25, 2002, all such stock price achievement levels had been met. The shares vest five years from the award date, and are subject to certain other vesting and forfeiture provisions contained in the 1997 Stock Plan. The market value of the restricted shares was $10.7 million at the date of the grant and was recorded as unearned compensation, a component of shareholders’ equity. This amount is being charged to expense over the respective vesting period and totaled $2.2 million and $0.7 million in fiscal 2003 and 2002, respectively.

During fiscal 2003 and 2002, the Company granted certain employees 20,000 and 11,000 shares of restricted stock, with market values at the date of grant of $0.6 million and $0.3 million, respectively. There were no restricted stock grants made to employees during fiscal 2001. In fiscal 2003, 2002 and 2001, the Company also cancelled 29,888, 84,709 and 6,000, respectively, of the restricted shares granted, with market values at the date of grant of $0.5 million, $1.5 million and $0.1 million, respectively, according to the provisions of the grant. The market value of the restricted stock at the date of grant was recorded as unearned compensation, a component of shareholders’ equity, and is being charged to expense over the respective vesting periods. In fiscal 2003, 2002 and 2001, this expense totaled $0.7 million, $0.8 million and $1.5 million, respectively.

The 1997 Stock Plan also permits the granting of stock appreciation rights (“SARs”) to holders of options. Such rights permit the option holder to surrender an exercisable option, in whole or in part, on any date that the fair market value of the Company’s common stock exceeds the option price for the stock and receive payment in common stock or, if the board of directors approves, in cash or any combination of cash and common stock. Such payment would be equal to the excess of the fair market value of the shares under the surrendered option over the option price for such shares. The change in value of SARs would be reflected in income based upon the market value of the stock. No SARs have been granted or issued through January 31, 2003.

Stock Options

Stock option and restricted stock activity and information about the 1997 Stock Plan and the Directors’ Stock Plan are as follows:

Stock Options	Shares Subject To Option	Weighted- Average Option Price
Balance at January 28, 2000 (426,947 shares exercisable)	733,147	$22.32
Granted	502,000	18.75
Exercised	(83,420)	8.62
Cancelled	(27,838)	24.72

Balance at January 26, 2001 (1,098,789 shares exercisable)	1,123,889	21.21
Granted	167,500	20.71
Exercised	(255,425)	14.63
Cancelled	(80,600)	26.91

Balance at January 25, 2002 (695,664 shares exercisable)	955,364	22.40
Granted	672,200	33.91
Exercised	(232,387)	20.97
Cancelled	(30,400)	31.40

Balance at January 31, 2003 (544,277 shares exercisable)	1,364,777	$28.11

Exhibit 99.4

Restricted stock	Shares Outstanding	Shares Available for Issuance
Balance at January 28, 2000	362,021	12,979
Additional authorized	—	500,000
Granted	—	—
Cancelled	(6,000)	6,000
Vested	(13,500)	—

Balance at January 26, 2001	342,521	518,979
Granted	421,000	(421,000)
Cancelled	(84,709)	84,709
Vested	(36,000)	—

Balance at January 25, 2002	642,812	182,688
Additional authorized	—	250,000
Shares transferred to stock option pool	—	(288,900)
Shares assigned but not issued	—	(125,000)
Granted	20,000	(20,000)
Cancelled	(29,888)	29,888
Vested	—	—

Balance at January 31, 2003	632,924	28,676

At January 31, 2003, shares available for award under the 1997 Stock Plan and Directors’ Stock Option Plan totaled 61,986, of which 28,676 could be granted in the form of restricted stock. Outstanding options at January 31, 2003 have expiration dates ranging from August 17, 2004 to November 26, 2012.

The following table summarizes information about stock options outstanding at January 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$12.83–$16.00	85,000	4.8	$14.48	67,500	$14.25
16.92– 21.00	307,118	6.7	17.65	182,618	17.80
21.91– 28.75	151,639	7.3	24.04	101,339	24.52
32.50– 40.00	821,020	8.6	33.91	192,820	34.54

$12.83–$40.00	1,364,777	7.8	$27.94	544,277	$24.54

Stock-Based Compensation

The Company accounts for its stock option plans using the intrinsic value based method of accounting, under which no compensation expense has been recognized for stock option awards granted at fair market value. For purposes of pro forma disclosures under FAS 123, as amended by FAS 148, the estimated fair value of the stock options is amortized to compensation expense over the options’ vesting period. Pro forma information relating to the fair value of stock-based compensation is presented in note 1 under Stock-Based Compensation.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants:

	Fiscal Years Ended
	2003	2002	2001
Risk-free interest rates	4.6%	4.7%	6.7%

Dividend yield	1.1%	1.5%	1.3%

Expected volatility	40.3%	38.3%	36.0%

Expected stock option lives	8	8	8

Exhibit 99.4

The weighted-average estimated fair value of employee stock options granted during 2003, 2002 and 2001 was $15.94, $9.16 and $8.77 per share, respectively. The pro forma calculations above do not include the effects of options granted prior to fiscal 1996.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Option-pricing models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions could materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Note 12—Capital Stock

Treasury Stock

On March 15, 1999, the Company’s Board of Directors authorized the Company to repurchase up to 2,500,000 shares of its outstanding common stock to be used for general corporate purposes. Since March 15, 1999, the Company has repurchased 1,572,800 shares at an average price of $22.83 per share, of which 257,000 shares at an average price of $27.78 per share were repurchased in fiscal 2003 and 394,700 shares at an average price of $19.10 per share were repurchased in fiscal 2002. No shares were repurchased in fiscal 2001. Subsequent to year-end, the Company has repurchased an additional 258,600 shares at an average price per share of $23.39 through March 31, 2003.

Preferred Stock

The Company’s Board of Directors established Series A Junior Participating Preferred Stock (“Series A Stock”) consisting of 75,000 shares. Each share of Series A Stock will be entitled to 1,000 votes on all matters submitted to a vote of shareholders. Series A Stock is not redeemable or convertible into any other security. Each share of Series A Stock shall have a minimum cumulative preferential quarterly dividend rate equal to the greater of $1.00 per share or 1,000 times the aggregate per share amount of the dividend declared on common stock in the related quarter. In the event of liquidation, shares of Series A Stock will be entitled to the greater of $1,000 per share plus any accrued and unpaid dividends or 1,000 times the payment to be made per share of common stock. No shares of Series A Stock are presently outstanding, and no shares are expected to be issued except in connection with the shareholder rights plan referred to below.

The Company has a shareholder rights plan. Under the plan, the Company distributed to shareholders a dividend of one right per share of the Company’s common stock. When exercisable, each right will permit the holder to purchase from the Company one one-thousandth of a share (a “unit”) of Series A Stock at a purchase price of $200 per unit. The rights generally become exercisable if a person or group acquires 15% or more of the Company’s common stock or commences a tender offer that could result in such person or group owning 15% or more of the Company’s common stock. If certain subsequent events occur after the rights first become exercisable, the rights may become exercisable for the purchase of shares of common stock of the Company, or of an acquiring company, having a value equal to two times the exercise price of the right. In general, the rights may be redeemed by the Company at $.01 per right at any time prior to the latter of (a) ten days after 20% or more of the Company’s stock is acquired by a person or group and (b) the first date of a public announcement that a person or group has acquired 15% or more of the Company’s stock. The rights expire on June 2, 2008 unless terminated earlier in accordance with the shareholder rights plan.

Exhibit 99.4

Note 13—Earnings Per Share

Basic earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding. Diluted earnings per share includes the additional dilutive effect of the Company’s potential common shares, which includes certain employee and director stock options, unvested shares of restricted stock and stock rights issued in connection with the bestroute acquisition in fiscal 2001. The following summarizes the incremental shares from these potentially dilutive common shares, calculated using the treasury method, as included in the calculation of diluted weighted-average shares:

	Fiscal Years Ended
	2003	2002	2001
Basic weighted-average number of shares	23,212,392	23,175,025	23,238,025
Incremental shares resulting from:
Stock options	153,011	96,062	56,244
Restricted stock	299,208	84,986	47,363
Stock rights issued in connection with bestroute acquisition	—	67,550	242,386

Diluted weighted-average number of shares	23,664,611	23,423,623	23,584,018

Excluded from the above computations of weighted-average shares for diluted earnings per share were options and unvested shares of restricted stock to purchase 831,020, 362,114 and 1,166,490 shares of common stock at average exercise prices of approximately $33.88, $32.10 and $29.83 for fiscal 2003, 2002 and 2001, respectively, because their effect would have been anti-dilutive.

Note 14—Supplemental Cash Flows

Additional supplemental information related to the consolidated statements of cash flows is as follows (in thousands):

	Fiscal Years Ended
	2003	2002	2001
Income taxes paid	$10,269	$36,642	$36,601
Interest paid	29,862	35,814	44,429
Property acquired with debt	17,946	6,946	—
Note receivable from sale of investment in affiliated entity	300	—	—
Note receivable from sale of pool and spa business	—	—	25,000

During fiscal 2003 and 2002, the Company awarded certain key employees 20,000 and 421,000 restricted shares of the Company’s common stock, respectively, in accordance with the 1997 Executive Stock Plan. There were no restricted stock grants made to employees during fiscal 2001.

During fiscal 2002, the Company retired 342,854 shares of its common stock previously held in treasury.

See note 2 for the net assets acquired and liabilities assumed for acquisitions recorded using the purchase method of accounting.

Dividends declared but not paid totaled $2.4 million and $2.0 million at January 31, 2003 and January 25, 2002.

Note 15—Related Party Transactions

The Company leases several buildings and properties from certain related parties, including the Company’s chairman and chief executive officer, two members of the Board of Directors, and an executive officer. The leases generally provide that all expenses related to the properties are to be paid by the Company. Rents paid under these leases totaled $2.1 million, $2.1 million and $1.9 million in fiscal 2003, 2002 and 2001, respectively.

The Company made donations totaling $0.9 million, $0.1 million and $0.025 million to Hughes Supply Foundation, Inc. (“HSF”), a not-for-profit charitable organization, in fiscal 2003, 2002 and 2001, respectively. The Board of Directors of HSF is comprised of certain executives of the Company, including the chairman and chief executive officer and the president and chief operating officer.

Exhibit 99.4

Note 16—Segment Information

Based on the requirements of Statement of Financial Accounting Standards (“FAS”) 131, Disclosures about Segments of an Enterprise and Related Information, which aligns financial reporting with management structure and responsibility, the Company changed its previously reported operating segments, Electrical/Plumbing, Industrial Pipes, Valves, and Fittings (“Industrial PVF”), and Water & Sewer/Building Materials on a more disaggregated product line basis into six operating segments and an All Other category. This revision in operating segments was made during the third quarter of fiscal 2004. The Industrial PVF segment was unaffected by the changes in reporting structure. The Company’s six reportable segments and an All Other category, which is comprised of the remaining product lines, include the following:

•	Water & Sewer

•	Plumbing/Heating, Ventilating and Air Conditioning (“HVAC”)

•	Electrical

•	Industrial PVF

•	Utilities

•	Maintenance, Repair and Operations (“MRO”)

•	All Other

This is the basis management uses for making operating decisions and assessing performance, and is consistent with how business activities are reported internally to management and the board of directors.

Intersegment sales are excluded from net sales presented for each segment. Income before income taxes includes certain corporate expense allocations for employee benefits, corporate overhead expenses, data processing expenses, and property/casualty insurance. These allocations are based on consumption or at a standard rate determined by management.

In connection with this change in reporting, the Company modified its method of allocating corporate overhead expenses to the individual segments. All prior year amounts related to the segments have been reclassified to conform to the fiscal 2004 composition of reportable operating segments.

The following is a description of the Company’s operating segments:

Water & Sewer

The Water & Sewer segment provides a complete line of water, sewer, and storm-drain products to serve the needs of both contractors and municipalities in all aspects of the water and wastewater industries. In addition, this segment includes the Company’s concrete business, which manufactures pre-fabricated concrete vaults used for sewer and storm drain applications.

Plumbing/HVAC

The Plumbing/HVAC segment includes both the Company’s plumbing and HVAC products and serves primarily the residential and commercial markets through customers such as plumbing contractors, mechanical contractors, HVAC contractors, builders, commercial and industrial purchasing agents as well as municipalities and remodeling contractors.

Electrical

The Electrical segment includes electrical products used in the construction of industrial and commercial buildings, single and multi-family residential homes, manufacturing plants, and various other types of general construction.

Industrial PVF

The Industrial PVF segment distributes specialty stainless and high nickel alloy industrial PVF products for industrial, mechanical, and specialty uses. This segment primarily serves industrial customers such as petrochemical, food and beverage, pulp and paper, mining, marine and pharmaceutical customers, industrial and mechanical contractors, fabricators, wholesale distributors, exporters, and original equipment manufacturers (“OEMs.”)

Utilities

The Utilities segment distributes products that electric utilities need to bring power from the generating plants through

Exhibit 99.4

the transmission and distribution lines directly to the meters. In addition, the Utilities segment offers supply chain management services, including warehouse integration and outsourcing, meter testing and repair, and product assembly. These products and services allow the Company to provide the electric utility with the products they need in order to keep their systems operational.

MRO

The MRO segment serves the multi-family housing market through customers such as apartment property management companies. The products in the MRO segment include the items needed to maintain an apartment unit or complex, such as plumbing, electrical, appliances/parts, hardware, door/window parts, HVAC equipment/parts, and janitorial supplies.

All Other

The All Other category is comprised of three product lines: Building Materials, Fire Protection, and Mechanical Industrial. In addition, the All Other category included revenues and expenses related to the Pool & Spa business and bestroute.com (“bestroute”), an e-commerce company which provided hard-to-find inventory products to end users via the internet. The Pool & Spa business was sold in January 2001, and bestroute’s operations were closed in March 2001.

The Building Materials product line distributes building material products and focuses on commercial, industrial, multi-family housing, and infrastructure projects.

The Fire Protection product line offers complete fire protection pre-fabrication capabilities, which allows the Company to fabricate entire fire protection systems, deliver them to customers’ jobsites and provide service during the installation.

The Mechanical Industrial product line provides a complete line of valves, actuators, and accessories. This product line serves the industrial and commercial markets through customers such as fabricators, OEMs, industrial subcontractors, mechanical contractors, exporters, municipalities, maintenance departments, engineering departments, and planners.

Corporate

The Corporate category includes corporate level expenses not allocated to the Company’s operating segments.

Exhibit 99.4

The following table presents net sales and other financial information by segment for fiscal 2003, 2002 and 2001, as reclassified for the changes discussed above (in thousands):

In Thousands	Water & Sewer	Plumbing/ HVAC	Electrical	Industrial PVF	Utilities	MRO	All Other(1)	Corporate	Total
Net sales
2003	$877,196	$783,775	$375,467	$313,942	$248,315	$118,870	$348,776	$—	$3,066,341
2002	833,050	817,239	430,568	330,375	144,892	110,542	371,042	—	3,037,708
2001	845,001	919,053	463,748	315,315	142,520	109,739	514,787	—	3,310,163

Depreciation and amortization
2003	$3,135	$3,579	$1,185	$791	$913	$398	$2,545	$7,902	$20,448
2002	6,843	6,211	2,044	2,752	466	659	5,039	7,079	31,093
2001	6,172	6,820	2,040	2,876	376	720	6,211	7,336	32,551

Provision for doubtful accounts
2003	$3,569	$2,497	$1,311	$372	$19	$84	$1,249	$—	$9,101
2002	3,135	6,297	670	255	(11)	(22)	342	399	11,065
2001	2,332	4,585	1,073	356	112	167	1,633	368	10,626

Impairment of long-lived assets
2003	$—	$—	$—	$—	$—	$—	$—	$—	$—
2002	—	734	—	—	—	—	—	—	734
2001	416	2,218	—	—	—	—	10,923	2,000	15,557

Gain on sale of pool and spa business
2003	$—	$—	$—	$—	$—	$—	$—	$—	$—
2002	—	—	—	—	—	—	—	—	—
2001	—	—	—	—	—	—	11,000	—	11,000

Operating income (expense)
2003	$39,408	$13,173	$7,779	31,645	$10,185	$8,703	$8,157	$—	$119,050
2002	38,604	(3,107)	12,549	29,019	7,191	5,772	10,057	—	100,085
2001	45,375	(665)	17,572	31,957	7,058	4,213	1,979	(2,000)	105,489

Interest and other income (expense)
2003	$3,674	$2,563	$1,008	$(96)	$33	$348	$1,452	$532	$9,514
2002	3,309	3,074	830	58	139	174	1,259	1,703	10,546
2001	3,428	2,792	983	195	331	(19)	(1,814)	1,580	7,476

Interest expense
2003	$8	$17	$—	$—	$23	$—	$99	$30,178	$30,325
2002	13	—	—	—	—	—	30	35,902	35,945
2001	32	—	—	—	—	—	—	43,256	43,288

Income (Loss) before income taxes
2003	$43,073	$15,719	$8,787	$31,550	$10,195	$9,051	$9,510	$(29,646)	$98,239
2002	41,899	(33)	13,379	29,078	7,330	5,946	11,286	(34,199)	74,686
2001	48,770	2,127	18,555	32,153	7,389	4,194	11,165	(43,676)	80,677

Capital expenditures
2003	$2,331	$798	$52	$538	$251	$111	$652	$10,540	$15,273
2002	3,224	1,666	330	645	151	625	2,833	7,376	16,850
2001	3,375	3,328	1,896	620	195	345	2,653	11,459	23,871

(1)	Results of operations for the Pool & Spa business, which was sold in January 2001, were included in the All Other category and Plumbing/HVAC segment in fiscal 2001.

Exhibit 99.4

The following table includes the Company’s investment in accounts receivable less allowance for doubtful accounts, inventories, and goodwill for each segment at January 31, 2003 and January 25, 2002 (in thousands):

	2003
	Accounts Receivable	Inventories	Goodwill	Segment Assets
Water & Sewer	$133,774	$81,419	$86,631	$301,824
Plumbing/HVAC	94,395	112,464	50,118	256,977
Utilities	30,590	42,120	58,746	131,456
Electrical	57,405	37,479	9,014	103,898
Industrial PVF	41,160	117,314	56,398	214,872
MRO	13,123	16,773	1,733	31,629
All Other	52,681	30,882	57,493	141,056

	$423,128	$438,451	$320,133	1,181,712

Cash and cash equivalents				1,671
Deferred income taxes				19,719
Other current assets				48,565
Property and equipment				157,772
Other assets				26,903

Total Assets				$1,436,342

	2002
	Accounts Receivable	Inventories	Goodwill	Segment Assets
Water & Sewer	$125,843	$81,453	$86,631	$293,927
Plumbing/HVAC	89,752	118,178	50,118	258,048
Utilities	11,740	11,636	2,421	25,797
Electrical	59,695	36,891	9,014	105,600
Industrial PVF	42,971	103,663	56,398	203,032
MRO	10,314	14,047	1,733	26,094
All Other	47,638	30,573	57,493	135,704

	$387,953	$396,441	$263,808	$1,048,202

Cash and cash equivalents				6,817
Deferred income taxes				15,420
Other current assets				56,809
Property and equipment				145,702
Other assets				20,312

Total Assets				$1,293,262

Exhibit 99.4

The following table presents net sales by product line for fiscal 2003, 2002 and 2001 (in thousands):

	Net Sales
	2003	2002	2001
Water & Sewer	$877,196	$833,050	$845,001
Plumbing	670,072	695,028	788,617
Electric	375,467	430,568	463,748
Industrial	313,942	330,375	315,315
Utilities	248,315	144,892	142,520
MRO	118,870	110,542	109,739
HVAC	113,703	122,211	130,436
Building Materials	167,926	182,801	183,902
Fire Protection	101,984	113,267	107,212
Mechanical Industrial	78,866	74,891	79,641
Pool & Spa	—	—	144,003
Bestroute	—	83	29

	$3,066,341	$3,037,708	$3,310,163

Note 17—Quarterly Financial Information (Unaudited)

The following is a summary of the unaudited results of operations for each quarter in fiscal 2003 and 2002 (in thousands except per share data):

	First	Second	Third	Fourth	Full Year
Fiscal 2003
Net sales	$790,004	$774,651	$804,061	$697,625	$3,066,341
Gross profit	181,218	180,683	188,522	159,909	710,332
Net income	12,394	18,546	19,775	7,369	58,084

Earnings per share:
Basic	$0.54	$0.80	$0.85	$0.32	$2.50
Diluted	0.52	0.78	0.84	0.31	2.45

Average shares outstanding:
Basic	23,159	23,283	23,252	23,160	23,212
Diluted	23,632	23,781	23,609	23,511	23,665

Dividends per share	$0.085	$0.085	$0.085	$0.100	$0.355

Fiscal 2002
Net sales	$775,149	$806,317	$790,042	$666,200	$3,037,708
Gross profit	175,125	180,959	182,994	158,609	697,687
Net income	6,417	14,667	17,742	5,239	44,065

Earnings per share:
Basic	$0.28	$0.63	$0.77	$0.23	$1.90
Diluted	0.27	0.63	0.76	0.22	1.88

Average shares outstanding:
Basic	23,297	23,170	23,145	23,089	23,175
Diluted	23,603	23,270	23,356	23,395	23,424

Dividends per share	$0.085	$0.085	$0.085	$0.085	$0.340

Report of Independent Certified Public Accountants

To the Shareholders and Board of Directors of Hughes Supply, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Hughes Supply, Inc. and its subsidiaries at January 31, 2003 and January 25, 2002, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4 to the consolidated financial statements, effective January 26, 2002, the Company changed its method of accounting for goodwill and certain intangible assets as a result of adopting Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP Orlando, Florida March 26, 2003 (except as to Note 16, which is as of December 10, 2003)

Management’s Responsibility for Financial Statements

The consolidated financial statements and related information included in this Annual Report were prepared in conformity with accounting principles generally accepted in the United States of America. Management is responsible for the integrity of the financial statements and for the related information. Management has included in the Company’s consolidated financial statements amounts that are based on estimates and judgments, which it believes are reasonable under the circumstances. The responsibility of the Company’s independent accountants is to express an opinion on the fairness of the consolidated financial statements. Their opinion is based on an audit conducted in accordance with auditing standards generally accepted in the United States of America as further described in their report.

The Audit Committee of the board of directors is composed of three non-management directors. The Committee meets periodically with financial management, internal auditors, and the independent accountants to review internal accounting control, auditing and financial reporting matters.